Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

On March 30, 2010, certain of StoneMor Partners L.P.’s wholly-owned subsidiaries acquired (i) 9 cemeteries from Hillcrest Memorial Company, a Delaware corporation, Christian Memorial Cultural Center, Inc., a Michigan corporation, Sunrise Memorial Gardens Cemetery, Inc., a Michigan corporation, and Flint Memorial Park Association, a Michigan corporation, and (ii) one warehouse from SCI Funeral Services, LLC, an Iowa limited liability company, and SCI Michigan Funeral Services, Inc., a Michigan corporation. The cemeteries and warehouse are referred to herein as the “SCI Assets” and this acquisition is referred to as the “SCI Acquisition”. StoneMor paid approximately $14.0 million for this transaction.

The following unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2010 and the year ended December 31, 2009 (the “unaudited pro forma condensed combined statements of operations”) are based on the historical consolidated statements of operations of StoneMor Partners L.P. (“StoneMor”) and the historical combined statements of operations of the Predecessor Companies of Service Corporation International (the “Predecessor Companies”).

The unaudited pro forma condensed combined statements of operations give pro forma effect to:

•	StoneMor’s acquisition of the cemeteries and warehouse described above.

•	Additional cost of goods sold due to the step up in the basis of the acquired land.

•	The interest expense related to the borrowing of $15.0 million on StoneMor’s line of credit at an interest rate of 6.25%.

•	A reduction in acquisition expenses incurred by StoneMor in relation to this acquisition.

•	Any tax impact on the items noted above.

•	Reclassifications of historical amounts included in the Predecessor Companies statements of operations in order to conform to StoneMor presentation.

A pro forma balance sheet is not included herein because the SCI Assets have been consolidated in StoneMor’s balance sheet as of September 30, 2010, which is presented in our Form 10-Q as of that date. In addition, a purchase price allocation is not included herein because it was included in StoneMor’s Form 10-Q as of September 30, 2010.

Under the acquisition method of accounting, the consideration transferred is allocated to the underlying assets acquired and liabilities assumed based on their respective fair market values. The pro forma purchase price allocation has been derived from estimates of the fair market value of the tangible assets and liabilities of the SCI Assets based upon management’s estimates using established valuation techniques. The total purchase price of the SCI Assets has been allocated on a preliminary basis to identifiable assets acquired and liabilities assumed based upon valuation procedures performed to date. This allocation is subject to change pending a final analysis of the estimated fair value of the assets acquired and liabilities assumed. A 10% change in the preliminary estimate of the fair value of cemetery land acquired would result in approximately a $3.2 million change in value.

The unaudited pro forma condensed combined statements of operations have been prepared, using the acquisition method of accounting for the SCI Acquisition, as if the transactions described above had been completed on January 1, 2009.

The following unaudited pro forma condensed combined statements of operations are based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined statements of operations. These assumptions may not be realized, so the actual effects of these transactions may differ from the effects reflected in the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined statements of operations should be read in conjunction with:

•

the historical consolidated financial statements and accompanying notes of StoneMor for the three years ended December 31, 2009 included in StoneMor’s Current Report on Form 8-K filed on November 9, 2010;

•

the historical condensed consolidated financial statements and accompanying note of StoneMor for the nine months ended September 30, 2010 included in StoneMor’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 filed on November 9, 2010;

•

the historical combined audited financial statements and accompanying notes of the Predecessor Companies for the years ended December 31, 2009 and 2008 included in StoneMor’s Current Report on Form 8-K filed September 14, 2010.

The unaudited pro forma condensed combined statements of operations do not reflect any effect of operating efficiencies, cost savings, and other benefits anticipated by StoneMor’s management as a result of the SCI Acquisition. Additionally, certain integration costs may be recorded subsequent to the SCI Acquisition that under acquisition accounting will not be treated as part of the SCI Assets’ purchase price. These items have not been reflected in these unaudited pro forma condensed combined statements of operations because they are not expected to have a continuing impact on the combined results.

StoneMor Partners L.P.

Pro-Forma Condensed Consolidated Statement of Operations

(Unaudited)

(in thousands)

	StoneMor Partners As reported For the nine months ended 9/30/2010	Predecessor Companies of SCI as Reported For the period 01/01/2010 thru 03/30/2010	Adjustments	Note 2	Pro forma

Revenues:
Cemetery
Merchandise	$68,576	$353	$—		$68,929
Services	29,562	462	—		30,024
Investment and other	25,241	353	—		25,594
Funeral home
Merchandise	7,377	—	—		7,377
Services	10,781	—	—		10,781

Total revenues	141,537	1,168	—		142,705

Costs and expenses

Cost of goods sold:
Perpetual care	3,727	12	123	(a)	3,862
Merchandise	12,572	61	—		12,633
Cemetery expense	34,840	—	—		34,840
Selling expense	27,381	228	—		27,609
Corporate overhead	16,062	—	—		16,062
General and administrative expense	18,086	1,069	—		19,155
Depreciation and amortization	5,918	—	—		5,918
Funeral home expense
Merchandise	2,833	—	—		2,833
Services	6,884	—	—		6,884
Other	4,381	—	—		4,381
Acquisition related costs	4,823	—	(1,123)	(c)	3,700

Total costs and expenses	137,507	1,370	(1,000)		137,877

Operating profit (loss)	4,030	(202)	1,000		4,828

Gain on acquisition	29,968	—	—		29,968
Increase in fair value of interest rate swap	4,637	—	—		4,637
Interest expense	(15,991)	—	(234)	(b)	(16,225)

Income (loss) before taxes	22,644	(202)	766		23,208

Provision for income taxes	(2,683)	—	147	(d)	(2,536)

Net income (loss)	$25,327	$(202)	$619		$25,744

General partner’s interest in net income for the period	$510				$518
General partner’s IDR interest in net income for the period	$6,250				$6,250

Limited partners’ interest in net income for the period Common unit holders	$18,567				$18,976

Net income per limited partner unit (basic and diluted)	$1.36				$1.39
Distributions per limited partner unit	$1.665				$1.665

Weighted average number of limited partners’ units outstanding (basic and diluted)	13,649				13,649

See accompanying notes to unaudited pro forma condensed combined financial statements.

StoneMor Partners L.P.

Pro-Forma Condensed Consolidated Statement of Operations

(Unaudited)

(in thousands)

	StoneMor Partners As reported For the year ended 12/31/2009	Predecessor Companies of SCI as Reported For the year ended 12/31/2009	Adjustments	Note 2	Pro forma

Revenues:
Cemetery
Merchandise	$87,836	$2,895	$—		$90,731
Services	36,947	2,214	—		39,161
Investment and other	33,055	985	—		34,040
Funeral home
Merchandise	9,701	—	—		9,701
Services	13,665	—	—		13,665

Total revenues	181,203	6,094	—		187,297

Costs and expenses

Cost of goods sold:
Perpetual care	4,727	98	668	(a)	5,493
Merchandise	17,120	923	—		18,043
Cemetery expense	41,246	—	—		41,246
Selling expense	34,123	797	—	(e)	34,920
Corporate overhead	22,370	—	—		22,370
General and administrative expense	22,498	4,942	(268)	(e)	27,172
Depreciation and amortization	6,390	—	268	(e)	6,658
Funeral home expense
Merchandise	3,716	—	—		3,716
Services	9,275	—	—		9,275
Other	6,014	—	—		6,014
Acquisition related costs	2,292	—	(10)	(c)	2,282

Total costs and expenses	169,772	6,760	658		177,190

Operating profit (loss)	11,431	(666)	(658)		10,107

Gain on sale of funeral home	434	—	—		434
Gain on acquisitions	5,419	—	—		5,419
Decrease in fair value of interest rate swap	(2,681)	—	—		(2,681)
Expenses related to refinancing	(2,242)	—	—		(2,242)
Interest expense	(14,409)	(1)	(938)	(b)	(15,348)

Loss before taxes	(2,048)	(667)	(1,596)		(4,311)

Income tax benefit	(1,860)	(200)	(198)	(d)	(2,258)

Net loss	$(188)	$(467)	$(1,398)		$(2,053)

General partner’s interest in net loss for the period	$(4)				$(41)

Limited partners’ interest in net loss for the period
Common	$(156)				$(1,706)
Subordinated	$(28)				$(306)

Net loss per limited partner unit (basic and diluted)	$(.02)				$(.17)

Weighted average number of limited partners’ units outstanding (basic and diluted)	12,034				12,034

See accompanying notes to unaudited pro forma condensed combined financial statements.

StoneMor Partners L.P.

Notes to Pro Forma Condensed Combined Financial Information

(unaudited)

NOTE 1. Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2010

Because the SCI Assets have been consolidated in StoneMor’s results of operations beginning March 31, 2010, the Predecessor Companies column in the unaudited pro forma condensed combined statement of operations reflects only activity from January 1, 2010 through March 30, 2010. The following adjustments have been reflected in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2010:

(a)	Additional cost of goods sold due to the step up in the basis of the acquired land. This was estimated based upon StoneMor’s historical ratio of total land cost of goods sold to total cost of goods sold applied to the stepped up basis of the acquired land. The increased land basis will be reflected in cost of goods sold as land is sold and the resulting sales revenue is recognized. This amount was estimated since the exact impact of this cannot be determined at this time. A 10% change in the pro forma estimate of additional cost of goods sold would change this amount by less than $0.1 million.

(b)	The interest expense related to the borrowing of $15.0 million on StoneMor’s line of credit at an interest rate of 6.25% for the three months prior to the actual transaction. This is a variable rate of interest. A 12.5 basis point change in this interest rate would change this amount by less than $0.1 million.

(c)	Acquisition related costs for this transaction incurred by StoneMor and reflected in the historical financial statements for the nine months ended September 30, 2010.

(d)	The tax impact of the aforementioned three adjustments and an estimated tax provision for the SCI Assets for the period January 1, 2010 through March 30, 2010. Any additional cost of goods sold would be incurred by non-taxable entities and accordingly would result in no additional tax benefit. The pro forma additional interest expense, the reduction in acquisition related costs and the loss before taxes for the SCI assets was allocated to taxable and non-taxable entities based upon historical allocations. Interest allocated to taxable entities received a pro forma tax benefit based upon their statutory tax rate of 35%. Amounts allocated to taxable entities received a pro forma tax benefit or expense based upon their statutory tax rate of 35%.

NOTE 2. Unaudited Condensed Combined Statement of Operations for the Year Ended December 31, 2009

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009 reflects the following adjustments:

(a)	Additional cost of goods sold due to the step up in the basis of the acquired land. This was estimated based upon StoneMor’s historical ratio of total land cost of goods sold to total cost of goods sold applied to the stepped up basis of the acquired land. The increased land basis will be reflected in cost of goods sold as land is sold and the resulting sales revenue is recognized. This amount was estimated since the exact impact of this cannot be determined at this time. A 10% change in the pro forma estimate of additional cost of goods sold would change this amount by less than $0.1 million.

(b)	The interest expense related to the borrowing of $15.0 million on StoneMor’s line of credit at an interest rate of 6.25%. This is a variable rate of interest. A 12.5 basis point change in this interest rate would change this amount by less than $0.1 million.

(c)	Acquisition related costs for this transaction incurred by StoneMor and reflected in the historical financial statements for the year ended December 31, 2009.

(d)	The tax impact of the aforementioned three adjustments. Any additional cost of goods sold would be incurred by non-taxable entities and accordingly would result in no additional tax benefit. The pro forma additional interest expense and the reduction in acquisition expense was allocated to taxable and non-taxable entities based upon historical allocations. Amounts allocated to taxable entities received a pro forma tax benefit or expense based upon their statutory tax rate of 35%.

(e)	Reclassification to conform to StoneMor presentation.